Exhibit 99.2

Enventis Telecom, Inc.

Financial Statements

December 31, 2004

(With Independent Auditors’ Report Thereon)

Report of Independent Auditors

To the Board of Directors and Shareholder of Enventis Telecom, Inc.:

In our opinion, the accompanying balance sheet and the related statement of income, shareholder’s equity and cash flows present fairly, in all material respects, the financial position of Enventis Telecom, Inc. (the “Company”) at December 31, 2004 and the results of its operations and its cash flows for the year ended December 31, 2004 in conformity with accounting principles generally accepted in the United States of America. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

As discussed in Note 1 and Note 8 to the financial statements, the Company is owned by ALLETE, Inc. and has entered into significant related party transactions with ALLETE, Inc. Because of this relationship, it is possible that the terms of these transactions are not the same as those that would result from transactions among wholly unrelated parties.

November 1, 2005

/s/ PricewaterhouseCoopers LLP
Minneapolis, Minnesota

Enventis Telecom, Inc.

Balance Sheet

As of December 31, 2004

(In thousands except shares)	2004

Assets
Current assets
Cash and cash equivalents	$1,151
Accounts receivable
Trade, net	7,003
Parent company	281
Inventories	3,925
Costs in excess of billings	5,392
Deferred income taxes	1,324
Prepaid expenses and other assets	497

Total current assets	19,573
Property and equipment, net	33,583

Total assets	$53,156

Liabilities and shareholder’s equity
Current liabilities
Short-term financing	$6,504
Accounts payable	1,113
Accrued taxes	330
Accrued compensation and benefits	1,638
Note payable to Parent company	3,000
Current portion of long-term debt	8
Deferred revenue	4,983

Total current liabilities	17,576

Long-term debt, less current portion	794
Deferred income taxes	6,366
Deferred revenue	1,064
Deferred compensation and benefits	57

Total liabilities	25,857
Commitments and contingencies

Shareholder’s equity
Common stock without par value, 1,000 shares authorized and 100 shares outstanding	383
Additional paid-in capital	26,123
Retained earnings	793

Total shareholder’s equity	27,299

Total liabilities and shareholder’s equity	$53,156

The accompanying notes are an integral part of these financial statements.

Enventis Telecom, Inc.

Statement of Operations

Year Ended December 31, 2004

(In thousands)	2004

Operating revenues
Product sales	$30,638
Consulting services	2,351
Fiber transport services	10,210

Total operating revenues	43,199

Operating expenses
Cost of product sales	26,154
Cost of product sales paid to Parent	5
Cost of consulting services	1,795
Cost of consulting services paid to Parent	133
Cost of fiber transport services	6,607
Cost of fiber transport services paid to Parent	572
Selling, general and administrative	5,635
Selling, general and administrative paid to Parent	995

Total operating expenses	41,896

Operating income	1,303

Interest expense	134

Income before income taxes	1,169

Provision for income taxes	464

Net income	$705

The accompanying notes are an integral part of these financial statements.

Enventis Telecom, Inc.

Statement of Cash Flows

For the Year Ended December 31, 2004

(In thousands)	2004

Operating activities
Net income	$705
Depreciation and amortization	2,792
Provision for bad debt	395
Gain on sale of property and equipment	(63)
Deferred income taxes	1,262
Changes in operating assets and liabilities
Trade accounts receivable	(1,177)
Accounts receivable – Parent	(177)
Inventories	(2,419)
Costs in excess of billings	(5,392)
Prepaid expenses and other assets	(53)
Trade accounts payable	(187)
Accrued taxes	132
Accrued compensation and benefits	(65)
Deferred revenue	4,493

Cash provided by operating activities	246

Investing activities
Additions to property and equipment	(4,889)
Proceeds from sale of property and equipment	71

Cash used in investing activities	(4,818)

Financing activities
Net increase in notes payable to Parent	2,504
Net increase in borrowings from short-term financing arrangement	3,228
Principal payments on long-term borrowings	(22)

Cash provided by financing activities	5,710

Change in cash and cash equivalents	1,138
Cash and cash equivalents at beginning of period	13

Cash and cash equivalents at end of period	$1,151

Supplemental cash flow information
Cash paid for interest	$134
Income tax refund received	$244
Schedule of non cash financing activities
Parent company stock issued to employees to settle performance share obligation (note 6)	$135
Charge to paid-in-capital to reflect income taxes on a separate return basis (note 1)	$13

The accompanying notes are an integral part of these financial statements.

Enventis Telecom, Inc.

Statement of Shareholder’s Equity

For the Year Ended December 31, 2004

	Total		Additional
	Shareholder’s	Retained	Paid-in	Common
(In thousands)	Equity	Earnings	Capital	Stock

Balance at December 31, 2003	$26,472	$88	$26,001	$383

Net income	705	705	—	—

Capital contributions from Parent, net	122	—	122	—

Balance at December 31, 2004	$27,299	$793	$26,123	$383

The accompanying notes are an integral part of these financial statements.

Enventis Telecom, Inc.

Notes to Financial Statements (dollars in thousands)

December 31, 2004

1.              Summary of Significant Accounting Policies

Basis of Presentation

Enventis Telecom, Inc. (“Company”), a wholly owned subsidiary of ALLETE, Inc. (“Parent” or “ALLETE”), is an integrated data services provider offering fiber optic-based communication and advanced data products and services to business and governmental customers in the upper Midwest. The Company conducts its operations through two business segments: (i) Enterprise Network Services (“ENS”) which sells, installs and services communication and data equipment to business and governmental customers in the upper Midwest, and (ii) Enterprise Transport Services (“ETS”) which provides fiber-based transport services in Minnesota and western Wisconsin.

The preparation of these financial statements include the use of “carve out” accounting procedures wherein certain assets, liabilities and expenses historically recorded or incurred at the Parent level, which related to or were incurred on behalf of the Company have been identified and allocated as appropriate to reflect the stand-alone financial results of the Company, in accordance with accounting principles generally accepted in the United States of America. In the ordinary course of business, the Parent provides various services, including accounting, treasury, tax, legal, human resources, public affairs, executive oversight and lease of fiber. Fees for these services are charged to the Company by the Parent based on specifically identifiable expenses or are allocated to the Company by the Parent based primarily upon the Company’s proportionate number of employees or desktop computers. Both the Company and the Parent consider these cost allocations to be reasonable reflections of the cost of services provided. Charges for these services totaled $1,705 in 2004, of which $5 was included in the cost of product sales, $133 in the cost of consulting services, $572 in the cost of fiber transport services and $995 in selling, general and administrative expenses. These charges may not necessarily be indicative of the cost the Company would incur for these services if it was a stand-alone, independent company.

Use of Estimates

The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and disclosure of contingent assets and liabilities at the date of the financial statements during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all investments purchased with original maturities of three months or less to be cash equivalents.

Accounts Receivable

Accounts Receivable are reported on the balance sheet net of an allowance for doubtful accounts of $1,115 at December 31, 2004. The allowance is based on the Company’s assessment of the collectibility of customer accounts. The Company regularly reviews the allowance by considering such factors as historical experience, credit quality, the age of the accounts receivable balance and current economic conditions.

Inventories

Inventories, which consist primarily of communication and data equipment purchased from third parties for resale, are stated at the lower of cost or market. Cost is determined by specific identification.

Long-Lived Assets

The Company assesses the recoverability of long-lived assets whenever adverse events or changes in circumstances or business climate indicate that an impairment may have occurred. If the future cash flows (undiscounted and without interest) expected to result from the use of the related assets are less than the carrying value of such assets, an impairment may have been incurred and any loss is recognized, if necessary, to reduce the carrying value of the long-lived assets to fair value, which is determined using discounted estimated future cash flows.

Revenue Recognition

The Company generates revenue from the sale of equipment, installation services, professional engineering services, equipment and system maintenance services, and voice and data transport services, including long-distance voice services. The Company recognizes revenue in accordance with Securities and Exchange Commission (SEC) Staff Accounting Bulleting (SAB) No. 104, “Revenue Recognition”, which requires that persuasive evidence of an arrangement exists, delivery has occurred or services have been rendered, the sales price is fixed or determinable, and collectibility is reasonably assured.

Generally, the Company recognizes revenue related to the sale of equipment when the products are shipped to the customer. If the Company has remaining installation obligations or the arrangement requires customer acceptance, the Company defers revenue recognition until such remaining service obligations have been completed and, if applicable, customer acceptance is received.

For revenue arrangements with multiple deliverables (generally equipment sales and professional engineering services), the Company applies Emerging Issues Task Force (EITF) Issue No. 00-21 “Accounting For Revenue Arrangements with Multiple Deliverables”, and recognizes each element separately as long as the Company has objective and reliable evidence of the fair value of each element and the services are not considered essential to the customer’s use of the equipment.

The Company generally charges a flat monthly fee for voice and data transport services and recognizes the related revenues as the services are provided. Long distance services are billed based upon levels of customer usage and are also recognized as the services are provided. The Company charges initial “hook-up” fees to its customers for establishing voice and data transport services. The Company defers these fees and recognizes them as revenue, on a monthly basis, over the expected term of the underlying customer relationship period of three to ten years. The Company defers direct and incremental costs of establishing these services and recognizes them over the customer relationship period or their estimated useful lives for property and equipment.

The Company provides support services to certain customers. The Company generally bills for such services on a monthly basis. The Company may bill for such services in advance for which it recognizes the related revenue on a pro-rata basis over the term of the related contract. The Company also resells to its equipment customers, support services provided by an equipment manufacturer. The Company has no obligation to perform any customer support services on behalf of the equipment manufacturer. Revenues for resale of such services are recognized at the time the service contract is originated and are recorded net of the cost of the service contract payable to the manufacturer.

For products or services invoiced to customers or for cash collected from customers for products or services, for which the revenues are deferred, the deferred revenue is reported as a liability, and costs incurred are deferred and reported as an asset called “costs incurred in excess of billings” on the accompanying balance sheet.

Income Taxes

The Company is included in the consolidated federal income tax return of the Parent. The tax provision included in the accompanying financial statements is calculated as if the Company filed separate federal and state income tax returns. Deferred taxes are provided on temporary differences between the book and tax basis of assets and liabilities which will have a future impact on taxable income. The Company pays the Parent or receives payment from the Parent based on an agreement with the Parent which provides for the allocation income taxes to the Company (the “tax sharing agreement”) based upon the taxable income of the Company but using the Parent’s income tax rate. Any difference between the Company’s income tax provision determined on a separate return basis and the provision determined under the tax sharing agreement is reflected as a charge or credit to the Company’s additional paid-in capital. During 2004, the Company’s income tax provision on a separate return basis was $13 less than income taxes based on the tax sharing agreement. Accordingly, the Company recorded a charge to additional paid-in capital of $13.

Fair Value of Financial Instruments

The Company’s financial instruments consist primarily of cash and cash equivalents, accounts receivable, accounts payable and long-term debt for which the current carrying amounts approximate fair value, based on the Company’s incremental borrowing rate or due to the relatively short period of time between origination of the instruments and their expected realization.

2.              Property and Equipment

Property and equipment are recorded at original cost and reported net of accumulated depreciation and amortization on the balance sheet. Expenditures for additions and significant replacements/improvements are capitalized; maintenance and repair costs are expensed as incurred. Upon sale or retirement of property and equipment, the cost and related accumulated depreciation or amortization are eliminated from the respective accounts and the resulting gain or loss is included in the results of operations. Depreciation and amortization is computed using the straight-line method over the estimated useful lives of the assets.

Property and equipment at December 31, 2004 consisted of the following:

Fiber	$8,282
Fiber network equipment	30,147
Computer equipment	1,344
Furniture and equipment	125
Leasehold improvements	612
Construction work in progress	2,167
Accumulated depreciation	(9,094)
Property and equipment, net	$33,583

Estimated useful lives of property and equipment:

Fiber	25 years
Fiber network equipment	5 to 15 years
Computer equipment	5 to 7 years
Furniture and equipment	10 years
Leasehold improvements	Shorter of useful life or lease term

3.              Short-Term Financing Arrangement

The Company has a $10 million credit facility with a finance company to purchase inventories from certain approved vendors. Advances under the financing arrangement are collateralized by certain inventories, property and equipment and all accounts receivable and general intangibles of the Company, as well as an ALLETE, Inc. guarantee covering advances of up to $20 million. The facility can be terminated at anytime by either party. Borrowings outstanding under the credit facility at December 31, 2004 totaled $6,504.

Advances are non-interest bearing and are generally due within 60 days. However, any amounts outstanding at 60 days bear interest at 18%. In the event that outstanding advances exceed 80% of eligible accounts receivable, as defined, by more than $1 million, the difference is due and payable immediately. The agreement contains various covenants which require that the Company maintain a tangible net worth and subordinated debt of not less than $10 million. In addition, as of the last day of each quarter EBITDA, as defined by the financing arrangement, can not be less than 3.5% of gross revenue for the four quarters then ended.

4.              Long-Term Debt

Long-term debt at December 31, 2004 consisted of the following:

Iron Range Resources and Rehabilitation Board (“IRRRB”)
5.0% note due November 2006	$682
Interest free term loan	120
Total long-term debt	802
Less current portion	8
Long-term portion	$794

The $682 IRRRB note is collateralized by a guarantee from Minnesota Power Enterprises, Inc., a wholly-owned subsidiary of ALLETE, Inc.

Under the provisions of the interest free term loan from the IRRRB, the Company makes annual payments equal to the lesser of $8 or 25% of the gross revenues derived from certain customers. Amounts not repaid by February 2022 will be forgiven. This loan is unsecured.

Scheduled maturities of long-term debt are as follows for the years ending

December 31 (maximum annual payments under the interest free term loan are assumed):

2005	$8
2006	690
2007	8
2008	8
2009	8
Thereafter	80
$802

5.              Income Taxes

Income tax expense (benefit) is comprised of the following:

2004
Current tax expense (benefit)
Federal	$(824)
State	26
(798)

Deferred tax expense
Federal	1,177
State	85
1,262
Provision for income taxes	$464

The total provision for income taxes in the above table results in an effective tax rate of 39.7% in 2004, as compared to the federal statutory rate of 34.0%. The reasons for the differences are set forth in the following table.

	2004
		% of
		Pretax
	Amount	Income

Book income before income tax	$1,169
Tax computed at federal statutory rate	$397	34.0%
Increase (decrease) in tax resulting from
State income taxes, net of federal income tax benefit	73	6.2%
Other	(6)	(0.5)%
Provision for income taxes	$464	39.7%

At December 31, 2004, the Company’s deferred tax assets and liabilities consisted of:

Current deferred tax assets
Deferred revenue	$424
Employee compensation and benefits	428
Bad debt and other	472
Current deferred tax asset	$1,324

Long-term deferred tax assets and liabilities
Deferred tax assets
Employee compensation and benefits	$106
Deferred revenue	392
498

Deferred tax liabilities
Property and equipment	6,723
Employee compensation and benefits	141
6,864
Net long-term deferred tax liability	$6,366

As of December 31, 2004, the Company has generated cumulative federal and state net operating losses of approximately $13,026 and $9,086, respectively. The net operating losses, determined on a separate return basis, are not available for carryforward because they were utilized by the Parent in its consolidated income tax returns. The Parent has compensated the Company for usage of the net operating losses pursuant to terms of the tax sharing agreement discussed in Note 1.

6.              Retirement and Other Benefit Plans

Defined Benefit Pension Plan

The Company has noncontributory defined benefit pension plans covering certain eligible employees. Pension benefits are fully vested after five years and are based on years of service and the highest average monthly compensation earned during four consecutive years within the last 15 years of employment. Pension expense allocated to the Company from the Parent was $4 in 2004, of which $2 is included in selling, general and administrative expenses and $2 in the cost of sales and services. The Company did not make any contributions to the plan in 2004.

The Company’s plans are combined with those of its Parent. As a result, the disclosure information required by SFAS No. 132, Employers’ Disclosures About Pension and Other Postretirement Benefits, is not separately determined for the Company. At September 30, 2004, the actuarially computed value of the projected benefit obligation exceeded the market value of the assets of the combined pension plans. Plan assets are invested primarily in publicly traded equity and fixed income securities. At December 31, 2004, approximately 7% of combined plan assets were invested in the Parent’s common stock.

Employee Stock Ownership Plan

The Company’s Parent sponsors a leveraged Employee Stock Ownership Plan (“ESOP”) within the ALLETE Retirement Savings and Stock Ownership Plan which covers eligible Parent and Company employees. None of the ESOP debt or unallocated shares pledged as collateral for the loans have been pushed down from the Parent to the Company’s financial statements. ESOP expense allocated to the Company from the Parent was $71 in 2004, of which $37 is included in selling, general and administrative expenses and $34 in the cost of sales and services.

Postretirement Benefits

The Company provides certain health care and insurance benefits for retired employees. Certain Company employees become eligible for such benefits if they attain retirement status. The Company’s benefits are combined with those of its Parent, and the Company’s plans are combined with those of its Parent. As a result, the disclosure information required by SFAS No. 132, Employers’ Disclosures About Pension and Other Postretirement Benefits, is not separately determined for the Company. At September 30, 2004, the actuarial computed value of the projected benefit obligation exceeded the market value of the combined plan assets. Postretirement health and life benefit expense allocated to the Company from the Parent was $85 in 2004, of which $44 is included in selling, general and administrative expenses and $41 in the cost of sales and services. Contributions to the postretirement plans by the Company were $25 in 2004.

Performance Share Awards

Key employees of the Company participate in the Parent’s Long-Term Incentive Compensation Plan (the “Plan”). Under the Plan, performance shares of the Parent’s common stock are earned over multi-year time periods, contingent upon the attainment of certain performance goals of the Parent. The Company does not reimburse the Parent for the shares issued to employees. As such, additional paid in capital is credited for the amount of expense accrued under the Plan when the shares are ultimately issued directly to the employee from the Parent. Performance share expense allocated to the Company from the Parent was $44 in 2004, of which $23 is included in selling, general and administrative expenses and $21 in the cost of sales and services.

7.              Commitments and Contingencies

The Company leases all of its office facilities, equipment storage space and a portion of fiber under noncancelable operating lease agreements extended through 2025. Rental expense was $1,113 in 2004, which includes $473 related to fiber leases from a subsidiary of the Parent. The total annual future minimum operating lease obligations for the next five years and thereafter are as follows: 2005 $747; 2006 $758; 2007 $749; 2008 $697; 2009 $621 and thereafter $2,191. Included in these remaining lease obligations are approximately $406 per year through 2013 payable to a subsidiary of the Parent for the lease of fiber.

8.              Related Parties

ALLETE provides short-term unsecured financing to Enventis, primarily to cover working capital needs. Such short-term borrowings payable to ALLETE were $3,000 at December 31, 2004. The borrowings accrue interest at short-term market based interest rates, which was 2.9% at December 31, 2004. ALLETE may demand payment of the outstanding principal and interest at any time. This borrowing arrangement continues until terminated by 30 days prior written notice by either the Company or the Parent.

9.              Major Customers and Suppliers

Sales to one customer accounted for approximately 17% of revenue in 2004. There were no outstanding accounts receivable due from this customer at December 31, 2004. The majority of current deferred revenue and all costs incurred in excess of billings at December 31, 2004 relate to this customer. The Company purchases a majority of its inventories from one supplier. Total purchases amounted to approximately $39,400 in 2004. The amounts purchased from this supplier are financed under the short-term financing arrangement described in Note 3.